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                                                                       Exhibit 5


                                            August 29, 1996
                                        ---------------


Noise Cancellation Technologies, Inc.
1025 West Nursery Road, Suite 120
Linthicum, Maryland  21090

         Re:     Noise Cancellation Technologies, Inc.
                 Option Plan for Certain Directors

Gentlemen:

         Referring to the Registration Statement on Form S-8 (Commission File No. 333-______) which Noise Cancellation Technologies, Inc. (the "Company") is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering pursuant to the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Plan") of up to 821,000 shares of the Company's Common Stock, I am of the opinion that:

1. The shares of Common Stock which are to be delivered by the Company pursuant to the Plan have been duly and validly authorized by the Company.

2. The shares of Common Stock which are to be delivered by the Company pursuant to the Plan, when issued and delivered in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement referred to above.

                                        Very truly yours,

                                        /s/ JOHN B. HORTON
                                        -----------------------------
                                        John B. Horton
                                        Senior Vice President,
                                        General Counsel and Secretary